EXHIBIT 99.1

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT :

01/26/04	Investors :	Mary Healy, 630-623-6429
	Media :	Anna Rozenich, 630-623-7316

McDONALD'S ENDS YEAR WITH STRONG PERFORMANCE
FIRST YEAR OF REVITALIZATION EXCEEDS PLAN
SENIOR CHAIRMAN FRED TURNER RETIRES

OAK BROOK, IL -- McDonald's Corporation today announced strong operating results for the fourth quarter as its revitalization plan continued to deliver above plan performance for the Company.
Chairman and Chief Executive Officer Jim Cantalupo said, "I am energized by the achievements of our System in 2003, particularly by the momentum we built throughout the year. We began 2003 with many challenges to overcome. While much hard work remains, our improving performance clearly indicates that our Plan to Win is delivering, and inspires us to work even harder in 2004 on behalf of our customers.
"From the very beginning, we introduced a new level of discipline and focus to all aspects of the business. In 2003, we eliminated projects not directly impacting our customers’ experience, narrowed our non-McDonald’s brand activities, aligned our System around a single action plan, and re-established McDonald's marketing leadership through the introduction of our first ever global brand direction, 'i’m lovin’ it TM '.
"There is solid evidence that our aggressive actions are paying off. We concluded the first year of our revitalization with strong operating results. The U.S. continued its impressive performance with robust sales and margins. Europe’s revenues and sales improved during the fourth quarter, and the region delivered sequential quarterly comparable sales improvements throughout 2003. In our Asia/Pacific region, revenues and sales also improved during the year. Clearly, 2003 was a watershed year for McDonald’s. Our strategic shift from growing by being bigger to growing by being better has reignited the power of our global System and created a more relevant McDonald’s."

McDonald's reported the following fourth quarter highlights:

Revenues increased 17% (9% in constant currencies), Systemwide sales increased 16% (9% in constant currencies), and comparable sales increased 7.4%.

Company-operated restaurant margins increased 170 basis points to 14.8%, and franchised restaurant margins increased 110 basis points to 78.6% – a significant improvement versus prior year trends. U.S. Company-operated margins were 18.6%, a 460 basis point improvement over fourth quarter 2002.

Diluted earnings per share were $0.10 compared with a loss of $0.27 for fourth quarter 2002. Fourth quarter 2003 included net charges of $0.25 per share, while fourth quarter 2002 included charges of $0.52 per share.

McDonald's performance improved throughout the year as successful initiatives took hold. Full year 2003 highlights include:

Revenues increased 11% (6% in constant currencies) to a new record high, and Systemwide sales increased 11% (5% in constant currencies).
Comparable sales increased 2.4%, a significant improvement compared with the 2.1% decline in 2002.
The Company repurchased $439 million of its common stock during the year, and increased the annual dividend 70% to more than $500 million.

Cantalupo added, "Our consolidated financial performance reflects achievement of key priorities that we established for 2003 – growing comparable sales and improving profitability at existing restaurants. In addition, we significantly reduced capital expenditures, and delivered on our commitments to pay down debt and return cash to shareholders through share repurchase and a higher dividend.
"As we enter the second year of our revitalization, we are sharply focused on several business initiatives. In 2004, improving operations at each of our existing restaurants will remain our top priority. As a result, we will spend more on reimaging restaurants, while opening a similar number of units in 2004 as in 2003. Our capital expenditures for the year are targeted at $1.5 billion to $1.6 billion. We plan to further improve our financial position by paying down $400 million to $700 million in debt, and expect to return about $1 billion to shareholders through dividends and share repurchase. Looking ahead to 2005 and beyond, we continue to target annual Systemwide sales and revenue growth of 3% to 5%, annual operating income growth of 6% to 7%, and annual returns on incremental invested capital in the high teens."

SENIOR CHAIRMAN FRED TURNER RETIRES

"McDonald’s is succeeding because we have returned to the type of disciplined leadership that historically made our System great," said Jim Cantalupo. "That leadership is personified in Fred Turner, and it is with very mixed emotions that I announce his retirement as Senior Chairman of the Board of Directors after 48 legendary years with McDonald’s. Fred is our pioneer, our mentor, our heart and soul, and, without doubt, one of the finest men I have ever met. Fred’s history is literally McDonald's history, so there is no way that we can ever repay or replace his leadership. All we can do is continue his legacy – every day, in every restaurant – by relentlessly pursuing operational excellence. Every time we please a customer, we honor Fred Turner."
Senior Chairman Turner announced his retirement in a letter sent today to the McDonald’s System, which included the following comments . . .
"Under Jim Cantalupo’s able direction, our beloved McDonald’s System is making good progress . . . with much ahead . . . and we’re off to a great start on getting our McHouse where it needs to be. Jim’s been CEO for a year, and at this time I’ve decided to hang up my spatula. I feel the time is right . . . I’m a very lucky man to have joined Ray Kroc when our System was a teen number of stores . . . I believe I helped make a difference. . . let’s remember we’re all lucky to be under the Arches. Your job is to help make a difference."

KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per common share data

Quarters ended December 31,	2003	2002	% Inc (Dec	)	Currency Trans- lation Benefit	%Inc Excl Currency Translation Benefit

Revenues	$4,555.4	$3,899.2	17		$295.6	9
Operating income (loss)*	367.5	(203.4)	n/m		24.7	n/m
Net income (loss)*	125.7	(343.8)	n/m		6.0	n/m
Net income (loss) per common share - diluted*	0.10	(0.27)	n/m		0.01	n/m

Years ended December 31,

Revenues	$17,140.5	$15,405.7	11		$885.8	6
Operating income**	2,832.2	2,112.9	34		189.0	25
Income before cumulative effect of accounting changes**	1,508.2	992.1	52		89.3	43
Net income**	1,471.4	893.5	65		89.3	55
Per common share - diluted: Income before cumulative effect of accounting changes**	1.18	0.77	53		0.07	44
Net income**	1.15	0.70	64		0.07	54

*
In 2003, includes net pretax charges (substantially all non-cash) of $407.6 million ($323.2 million after tax or $0.25 per share, $0.01 per share less in constant currencies) related to the sale of Donatos Pizzeria; the closing of Donatos and Boston Market restaurants outside the U.S.; the exit of a domestic joint venture with Fazoli’s; goodwill and asset impairment charges, primarily in Latin America; McDonald’s Japan’s revitalization plan actions; restaurant closings associated with strategic actions in Latin America; and a favorable adjustment to the 2002 charge for restaurant closings, due to about 85 fewer closings than originally anticipated. In 2002, includes pretax charges of $810.2 million ($656.9 million after tax or $0.52 per share) primarily related to restructuring several international markets, restaurant closings/asset impairment and the write-off of technology costs.

**
In 2003, includes net pretax charges of $407.6 million ($323.2 million after tax or $0.25 per share, $0.01 per share less in constant currencies) related to the items noted above. In 2002, includes pretax charges of $853.2 ($699.9 after tax or $0.55 per share) related to the items noted above.

n/m	Not meaningful

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Constant currency results are calculated by translating current year results at prior year average exchange rates.
Systemwide Sales include sales by all restaurants, whether operated by the Company, by franchisees or by affiliates operating under joint-venture agreements.
Comparable Sales represent the constant currency change in sales from the same period for Systemwide restaurants in operation at least thirteen months.
Return on incremental invested capital is the change in operating income plus depreciation divided by the change in gross assets, and excludes the impact of changes in foreign currency exchange rates .

FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements which reflect management's expectations regarding future events and operating performance and speak only as of January 26, 2004. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying our forward-looking statements are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

RELATED COMMUNICATIONS
McDonald's Corporation will broadcast its investor conference call live over the Internet at 9:00 a.m. Central Time on January 27, 2004. For access, go to www.investor.mcdonalds.com . An archived replay of this webcast will be available for a limited time.
See Exhibit 99.2 in the Company's Form 8-K filing for additional, supplemental information related to the Company’s results for the quarter and year ended December 31, 2003.

McDONALD'S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data

Quarters ended			Inc/(Dec)
December 31,	2003	2002	$	%

Revenues
Sales by Company-operated restaurants	$3,398.4	$2,932.8	465.6	16
Revenues from franchised and affiliated restaurants	1,157.0	966.4	190.6	20

TOTAL REVENUES	4,555.4	3,899.2	656.2	17

Operating costs and expenses
Company-operated restaurant expenses	2,912.0	2,558.3	353.7	14
Franchised restaurants -- occupancy expenses	247.4	217.2	30.2	14
Selling, general & administrative expenses	513.9	486.8	27.1	6
Other operating expense, net	514.6	840.3	(325.7)	(39)
Total operating costs and expenses	4,187.9	4,102.6	85.3	2

OPERATING INCOME (LOSS)	367.5	(203.4)	570.9	n/m

Interest expense	90.7	94.6	(3.9)	(4)
Non-operating expense, net	9.3	23.6	(14.3)	n/m

Income (loss) before provision for income taxes	267.5	(321.6)	589.1	n/m

Provision for income taxes	141.8	22.2	119.6	n/m

NET INCOME (LOSS)	$125.7	$(343.8)	469.5	n/m

NET INCOME (LOSS) PER COMMON SHARE-DILUTED	$0.10	$(0.27)	0.37	n/m

Weighted average common shares outstanding - diluted	1,277.9	1,271.4

n/m Not meaningful

McDONALD'S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data

Years ended			Inc/(Dec)
December 31,	2003	2002	$	%

Revenues
Sales by Company-operated restaurants	$12,795.4	$11,499.6	1,295.8	11
Revenues from franchised and affiliated restaurants	4,345.1	3,906.1	439.0	11

TOTAL REVENUES	17,140.5	15,405.7	1,734.8	11

Operating costs and expenses
Company-operated restaurant expenses	11,006.0	9,906.6	1,099.4	11
Franchised restaurants -- occupancy expenses	937.7	840.1	97.6	12
Selling, general & administrative expenses	1,833.0	1,712.8	120.2	7
Other operating expense, net	531.6	833.3	(301.7)	(36)
Total operating costs and expenses	14,308.3	13,292.8	1,015.5	8

OPERATING INCOME	2,832.2	2,112.9	719.3	34

Interest expense	388.0	374.1	13.9	4
Non-operating expense, net	97.8	76.7	21.1	n/m

Income before provision for income taxes	2,346.4	1,662.1	684.3	41

Provision for income taxes	838.2	670.0	168.2	25

Income before cumulative effect of accounting changes	1,508.2	992.1	516.1	52

Cumulative effect of accounting changes, net of tax*	(36.8)	(98.6)	n/m	n/m

NET INCOME	$1,471.4	$893.5	577.9	65

PER COMMON SHARE-DILUTED: Income before cumulative effect of accounting changes	$1.18	$0.77	0.41	53

Cumulative effect of accounting changes*	$(0.03)	$(0.07)	n/m	n/m

Net income	$1.15	$0.70	0.45	64

Weighted average common shares outstanding - diluted	1,276.5	1,281.5

n/m	Not meaningful
*	Relates to changes in accounting for asset retirement obligations in 2003 and goodwill in 2002.